Exhibit 99.1

For immediate release
For more information contact:

Media – Frank Mendizabal (253) 924-3357
Analysts – Kathryn McAuley (253) 924-2058

Weyerhaeuser Completes Sale of Assets to International Paper

FEDERAL WAY, Wash. (Aug. 4, 2008) – Weyerhaeuser Company (NYSE: WY) today announced the completion of the sale of its Containerboard Packaging and Recycling business to International Paper (NYSE: IP) for $6 billion in cash.

Weyerhaeuser said it expects to use a substantial portion of the after-tax proceeds from the sale to pay down debt.

The transaction includes nine containerboard mills, 72 packaging locations, 10 specialty-packaging plants, four kraft bag and sack locations and 19 recycling facilities. (See list at end of release for locations.) Approximately 14,000 employees will transfer from Weyerhaeuser to IP as a result of the transaction.

“International Paper is gaining some of the best people and facilities in the world and our employees are joining a leader in this industry,” said Daniel S. Fulton, Weyerhaeuser president and chief executive officer. “At the same time, this transaction allows Weyerhaeuser to continue to refine its focus as a timber-based company with businesses that enhance the value of our timberlands.”

About Weyerhaeuser

Weyerhaeuser Company, one of the world’s largest forest products companies, was incorporated in 1900. In 2007, sales were $16.3 billion. It has offices or operations in 13 countries, with customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction, development and related activities. Additional information about Weyerhaeuser’s businesses, products and practices is available at http://www.weyerhaeuser.com.

Location List

Nine containerboard mills (6.3 million tons capacity)

Alabama: Pine Hill
California: Oxnard
Iowa: Cedar Rapids
Kentucky: Henderson
Louisiana: Campti
Oklahoma: Valliant
Oregon: Albany, Springfield
Mexico: Xalapa

72 packaging locations (99.4 billion square feet capacity)

Alabama:Huntsville
Arizona: Phoenix, Yuma
Arkansas: Fort Smith,Russellville
California: Anaheim, Camarillo, Compton, Elk Grove, Exeter, Modesto, Salinas, Sanger, Santa Paula
Colorado: Golden
Florida: Plant City, Tampa
Georgia: Columbus, Griffin, Lithonia
Illinois: Aurora, Bedford Park, Belleville, Lincoln, Montgomery, Rockford
Indiana: Butler, Indianapolis
Iowa: Cedar Rapids, Waterloo
Kansas: Kansas City

Kentucky: Bowling Green, Louisville
Michigan: Three Rivers, Warren
Minnesota: Austin, Fridley, St. Paul, White Bear Lake
Mississippi: Jackson, Magnolia, Olive Branch
Missouri: Maryland Heights, St. Joseph
Nebraska: Omaha
New Jersey: Barrington, Bellmawr
New York: Rochester
North Carolina: Charlotte, Lumberton, Newton
Ohio: Delaware, Eaton, Mount Vernon
Oklahoma: Oklahoma City
Oregon: Beaverton, Portland
Tennessee: Cleveland
Texas: Amarillo, Dallas, McAllen, Sealy
Virginia: Lynchburg
Washington: Bellevue, Moses Lake, Olympia, Yakima
Wisconsin: Manitowoc
Mexico: Ixtac, Mexico City, Monterrey, Silao

10 specialty packaging plants

California: Cypress
Georgia: Tucker
Illinois: Aurora
Indiana: Indianapolis
Kentucky: Richwood
North Carolina: Charlotte
Ohio: Delaware
Oregon: Beaverton, Hillsboro, Salem

Four kraft bag and sack locations (199,000 tons capacity)

California: Buena Park
North Carolina: Charlotte
Oregon: Beaverton
Texas: Dallas

19 recycling facilities

Arizona: Phoenix
California: Fremont, Los Angeles/Norwalk, West Sacramento
Colorado: Denver
Illinois: Chicago/Itasca
Iowa: Des Moines
Kansas: Wichita
Maryland: Baltimore
Minnesota: New Brighton
Nebraska: Omaha
North Carolina: Charlotte
Oregon: Beaverton, Eugene
Tennessee: Memphis
Texas: Carrollton
Utah: Salt Lake City
Virginia: Richmond
Washington: Kent

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